                                                                     Exhibit 99

PRESS RELEASE


FOR IMMEDIATE RELEASE

DATE:      October 22, 2004
COMPANY:   Central Federal Corporation
           2923 Smith Road
           Fairlawn, Ohio  44333
CONTACT:   David C. Vernon
           Chairman, President and CEO
PHONE:     330.666.7979                     FAX:       330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES 3RD QUARTER LOSS, COMPLETION OF ACQUISITION OF RJO FINANCIAL SERVICES, INC. AND SPECIAL STOCKHOLDERS MEETING TO APPROVE REVERSE STOCK SPLIT

Fairlawn, Ohio - October 22, 2004 - Central Federal Corporation (Nasdaq: GCFC) announced a net loss for the third quarter of 2004 of ($665,000), or ($.33) per diluted share compared to a net loss of ($34,000), or ($.02) per diluted share for the third quarter of 2003. The net loss for the nine month period ended September 30, 2004 totaled ($1.2 million), or ($.61) per diluted share compared to a net loss of ($1.1 million), or ($.62) per diluted share for the prior year period ended September 30, 2003. The loss resulted from $320,000 in nonrecurring noninterest expense items during the current quarter and a $296,000 provision for loan losses which was necessary to support the significant growth in the loan portfolio. Not considering these items, the net loss for the quarter ended September 30, 2004 was ($259,000) or ($.13) per diluted share and the net loss for the nine months ended September 30, 2004 was ($811,000), or ($.41) per diluted share.

During the first nine months of 2004, the Company achieved significant growth and continued to make progress in executing its plan to expand into business financial services and position itself for growth in the Fairlawn and Columbus, Ohio markets.

On June 10, 2004 the Company announced it had entered into a definitive agreement to acquire RJO Financial Services, Inc., doing business as Reserve Mortgage Services (Reserve), an Akron, Ohio based mortgage company founded by Richard J. O'Donnell. The acquisition of Reserve will enable the Company to significantly expand mortgage services and is expected to be immediately accretive to earnings. The transaction closed on Friday, October 22, 2004.

The Board has unanimously approved a 1-to-1000 reverse stock split of the Company's common stock as part of a "going private" transaction. At a special meeting of stockholders to be held on December 14, 2004, stockholders will be asked to approve the reverse stock split by authorizing an amendment to the Company's Certificate of Incorporation. It is expected that the record date for the meeting will be November 11, 2004. If the amendment receives stockholder approval, the Board intends to effect the split immediately thereafter.

As a result of the split, the Company expects to have fewer than 300 record holders of its common stock, permitting the Company to terminate the registration of its common stock with the Securities and Exchange Commission
(SEC) under the Securities Exchange Act of 1934. The Company intends to apply for such termination as soon as practicable after effecting the split, and thereafter its common stock no longer will be quoted on Nasdaq.

The Board carefully considered this course of action and concluded that it was in the best interest of the Company and its stockholders. A public company generally enjoys investment liquidity for stockholders, easier access to capital, the option to use company stock as capital in an acquisition and an enhanced corporate image. While these benefits often justify the additional accounting, legal and other costs of being a public company, their availability depends upon active trading of the company's stock and a market price that provides some certainty in valuing the company. However, the Company's stock does not actively trade, and thus few, if any, of the benefits of being a public company are available to the Company. Recent legislation, most notably the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and regulations adopted by the SEC and Nasdaq in furtherance of the purposes of Sarbanes-Oxley, have greatly increased the compliance costs of being a public company, both with respect to substantially higher legal and accounting costs and the significantly greater amount of time the Company's executives must devote to regulatory matters. As a private company, the Company will not have to implement the requirements of Sarbanes-Oxley, file reports with the SEC or comply with the corporate governance rules and onerous disclosure requirements of the SEC and Nasdaq. Thus, its legal, accounting and other costs will be much lower, and management can focus on long-term goals and values, rather than each quarter's financial results and the attendant market reaction. The savings realized by the Company will be invested in the business. The Board believes that stockholder value will be increased as management is allowed to focus its attention and resources on implementing the Company's business plan and long-term strategy.

Total assets increased $41.5 million, or 39% during the first nine months of 2004 and totaled $148.5 million at September 30, 2004 compared to $107.0 million at December 31, 2003. The increase was primarily due to growth in the commercial loan portfolio and, to a lesser extent, growth in the mortgage loan portfolio.

Loans increased $38.8 million, or 67% during the first nine months of 2004 and totaled $96.8 million at September 30, 2004 compared to $58.0 million at December 31, 2003. Commercial loan balances increased $30.9 million and totaled $40.1 million at September 30, 2004 compared to $9.2 million at December

31, 2003 as the Company continued to focus on commercial lending. Mortgage loan balances increased $7.0 million during the nine month period and totaled $43.7 million at September 30, 2004 compared to $36.7 million at December 31, 2003.

Deposits increased $17.0 million, or 23% during the first nine months of 2004 and totaled $90.4 million at September 30, 2004 compared to $73.4 million at December 31, 2003. The increase was due to growth of $10.7 million in money market accounts, $5.0 million in certificate of deposit accounts and $1.9 million in checking accounts, primarily commercial checking accounts offset by a $540,000 decline in savings accounts. The growth in deposits is primarily the result of the Company's focus on commercial customer relationships.

Federal Home Loan Bank advances increased $26.2 million during the first nine months of 2004 and totaled $33.7 million at September 30, 2004 compared to $7.5 million at December 31, 2003 as advances were used to fund commercial loan growth. Fixed rate advances for terms of 1 through 4.5 years totaling $12.3 million were drawn primarily during the first six months of 2004 to lock low borrowing interest rates and protect the Company's interest rate risk position as market interest rates have increased.

Total shareholders' equity declined 7% during the first nine months of 2004 and totaled $18.4 million at September 30, 2004 compared to $19.9 million at December 31, 2003 primarily due to the net loss and dividends during the nine month period. Capital levels remained strong as the Company continued to leverage its capital through growth. Equity to total assets totaled 12.4% at September 30, 2004 compared to 18.6% at December 31, 2003.

Net interest income increased 30% and 12%, respectively for the three and nine months ended September 30, 2004 compared to the prior year periods. Net interest income totaled $1.1 million for the three months ended September 30, 2004, an increase of $240,000 from $813,000 for the prior year period. Net interest income totaled $2.9 million for the nine months ended September 30, 2004, an increase of $316,000 from $2.5 million for the prior year period. The improvement in net interest income was due to the growth in assets, primarily commercial loans in accordance with the company's growth strategy and a reduction in the cost of borrowings from the prior year period. Although the overall level of net interest income has improved as a result of growth, the net interest margin has declined to 3.38% for the nine months ended September 30, 2004 from 3.63% in the previous year period. The decline in net interest margin is primarily a result of an increase in the Company's cash position, which increased $16.2 million during the nine month period and totaled $25.1 million at September 30, 2004, which is being held at a lower margin, as a funding source for future loan growth.

The provision for loan losses totaled $296,000 and $366,000 for the quarter and nine months ended September 30, 2004, respectively compared to no provision in the prior year quarter and $83,000 for the nine months ended September 30, 2003. The increase in the provision and resultant allowance for loan losses reflects the $30.9 million growth in the commercial loan portfolio during 2004. The ratio of the allowance for loan losses to total loans was .77% at September 30, 2004 compared to .71% at December 31, 2003.

Noninterest income for the three and nine month period ended September 30, 2004 declined $178,000 and $334,000, respectively from $234,000 in the third quarter of 2003 and $616,000 for the nine months ended September 30, 2003 primarily due to lower mortgage originations and sales in the current year period as consumer refinancing activity has slowed with the moderate rise in interest rates, resulting in lower gains. Additionally, losses on security sales in the current year periods, primarily the sale of fixed rate debt securities, contributed to the decline in noninterest income.

Noninterest expense increased $704,000 and totaled $1.8 million in the third quarter of 2004, compared to $1.1 million in the third quarter of 2003. Noninterest expense increased $97,000 and totaled $4.7 million during the nine months ended September 30, 2004, compared to $4.6 million during the nine months ended September 30, 2003. Expense for the nine month period ended September 30, 2003 included $1.4 million in salaries and benefits expense related to restructuring of employee benefit plans and payments on agreements with former executives. Expense for the third quarter and nine months ended September 30, 2004 included operating costs related to staffing, improved technology and expansion to new locations in Fairlawn and Columbus. Noninterest expense during the quarter ended September 30, 2004 also included approximately $320,000 in nonrecurring items related to employee severance expenses, post-retirement life insurance benefits associated with bank owned life insurance, one time expenses recognized in connection with the servicing of loans and one time internal operating account adjustment expenses. Not including these nonrecurring items, noninterest expense for the quarter ended September 30, 2004 totaled $1.5 million, in line with $1.5 million for the quarter ended June 30, 2004 and $1.4 million for the quarter ended March 31, 2004.



ABOUT CENTRAL FEDERAL CORPORATION AND CFBANK

Central Federal Corporation (Nasdaq: GCFC), the holding company for CFBank, was organized as a Delaware corporation in September 1998 in connection with the bank's conversion from a mutual to stock organization, which was completed on December 30, 1998. CFBank is a community-oriented financial services company founded in 1892. Its home office is in Fairlawn, Ohio. It operates two additional offices in Columbiana County, Ohio, and one in Columbus, Ohio.


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This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurances that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or by any person that the future events, plans or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.


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
Selected Financial Condition Data              September 30,     December 31,
($ in thousands)                                   2004              2003        % change
                                               -------------     ------------    --------
                                                (unaudited)

Total assets                                    $  148,459        $  107,011         39%

Cash and cash equivalents                           25,121             8,936        181%

Securities available for sale                       13,234            27,126        -51%

Loans, net                                          96,800            58,024         67%

Allowance for loan losses                              747               415         80%

Nonperforming loans                                    165               741        -78%

Foreclosed assets, net                                 673               193        249%

Deposits                                            90,355            73,358         23%

Federal Home Loan Bank advances                     33,670             7,500        349%

Subordinated debentures                              5,155             5,155          0%

Total shareholders' equity                          18,395            19,856         -7%


Summary of Earnings                           Three months ended                       Nine months ended
($ in thousands, except per share data)          September 30,                            September 30,
                                            ----------------------                   ---------------------
(unaudited)                                  2004           2003        % change      2004          2003       % change
                                            -------        -------      --------     -------       -------     --------
Total interest income                       $ 1,617        $ 1,425         13%       $ 4,260       $ 4,268          0%

Total interest expense                          564            612         -8%         1,405         1,729        -19%
                                            -------        -------                   -------       -------
   Net interest income                        1,053            813         30%         2,855         2,539         12%

Provision for loan losses                       296           --          n/m            366            83        n/m
                                            -------        -------                   -------       -------
   Net interest income after provision
for loan losses                                 757            813         -7%         2,489         2,456          1%
Noninterest income
   Net gain (loss) on sales of
securities                                      (36)             1        n/m            (55)            1        n/m

   Net gains on sales of loans                   19            139        -86%            63           354        -82%

   Other                                         73             94        -22%           274           261          5%
                                            -------        -------                   -------       -------
Noninterest income                               56            234        -76%           282           616        -54%

Noninterest expense                           1,833          1,129         62%         4,671         4,574          2%
                                            -------        -------                   -------       -------
Loss before income taxes                     (1,020)           (82)       n/m         (1,900)       (1,502)        26%

Income tax benefit                             (355)           (48)       n/m           (683)         (397)        72%
                                            -------        -------                   -------       -------
      Net loss                              $  (665)       $   (34)       n/m        $(1,217)      $(1,105)        10%
                                            =======        =======                   =======       =======
Basic loss per share                        $ (0.33)       $ (0.02)       n/m        $ (0.61)      $ (0.62)        -2%
Diluted loss per share                      $ (0.33)       $ (0.02)       n/m        $ (0.61)      $ (0.62)        -2%




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
                                                    At or for the three months               At or for the nine months
Selected Financial Ratios and Other Data                      ended                                    ended
(unaudited)                                               September 30,                             September 30,
                                                    --------------------------               -------------------------
                                                       2004            2003                    2004             2003
                                                     -------          -------                -------          -------
Performance Ratios:
Return on average assets                               (1.89%)          (0.13%)                (1.30%)          (1.35%)
Return on average equity                              (14.23%)          (0.65%)                (8.48%)          (7.60%)
Average yield on interest-earnings assets               5.03%            6.10%                  5.04%            6.11%
Average rate paid on interest-bearing
liabilities                                             1.91%            2.90%                  1.84%            2.67%
Average interest rate spread                            3.12%            3.20%                  3.20%            3.44%
Net interest margin, fully taxable equivalent           3.27%            3.48%                  3.38%            3.63%
Interest-earning assets to interest-bearing
liabilities                                           109.19%          110.96%                110.88%          108.29%
Efficiency ratio                                      160.09%          107.93%                146.33%          145.02%
Non-interest expense to average assets                  5.20%            4.16%                  4.98%            5.57%
Dividend payout ratio                                    n/m              n/m                    n/m              n/m

Capital Ratios:
Equity to total assets at end of period                12.39%           19.66%                 12.39%           19.66%
Average equity to average assets                       13.25%           19.33%                 15.30%           17.70%

Asset Quality Ratios:
Nonperforming loans to total loans                      0.17%            1.49%                  0.17%            1.49%
Nonperforming assets to total assets                    0.56%            0.95%                  0.56%            0.95%
Allowance for loan losses to total loans                0.77%            0.76%                  0.77%            0.76%
Allowance for loan losses to nonperforming
loans                                                 451.55%           51.15%                451.55%           51.15%
Net charge-offs to average loans                        0.06%            0.03%                  0.06%            0.05%

Per Share Data:


Dividends declared                                    $ 0.09           $ 0.09                 $ 0.27           $ 0.27

Tangible book value per share at end of period          8.92            10.45                   8.92            10.45

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n/m - not meaningful